Specialty Lending Group TD Banknorth, N.A. 5 Commerce Park North Bedford, NH 03110 TDBanknorth.com

March 22, 2007

James Brooks, President & CEO
Brandpartners Group, Inc.
Brandpartners Retail, Inc.
10 Main Street
Rochester, NH 03839

Re: Credit Facilities to Brandpartners Group, Inc. and Brandpartners Retail, Inc. (collectively, the "Borrower") by TD Banknorth, N.A. (the "Bank")

Dear Mr. Brooks:

Reference is made to that certain Commercial Loan Agreement among the Bank, the Borrower, and Grafico Incorporated, as "Guarantor", dated May 5, 2005, as amended or modified from time to time (the "Loan Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

The Borrower is in default in the performance of its obligations under the Loan Agreement in that it has violated its (i) Tangible Capital Base covenant under Section III A. of the Loan Agreement, (ii) Fixed Charge Coverage Ratio covenant under Section III B. of Schedule B of the Loan Agreement, and (iii) Funded Debt to EBITDA ratio covenant under Section III C. of Schedule B of the Loan Agreement (collectively, the "Relevant Covenants") as of the period ending December 31, 2006 (collectively, the "Covenant Defaults"). The Borrower's failure to meet the Relevant Covenants and the resulting Covenant Defaults constitute an Event of Default under the Loan Agreement and an event of default under the Permitted Subordinated Debt, which default under the Permitted Subordinated Debt constitutes an Event of Default under the Loan Agreement (the "Permitted Subordinated Debt Default" and, collectively with the Covenant Defaults, the "Defaults").

Brandpartners Group, Inc.
March 22, 2007

Subject to the terms of this letter, the Bank has agreed to waive its right to declare the indebtedness of the Borrower to the Bank to be immediately due and payable as a result of the Defaults. This waiver shall be effective only with respect to the Defaults and shall be conditioned upon (a) execution by the Bank, Borrower, and Guarantor of an amendment to the Loan Agreement, in form and substance satisfactory to the Bank and its counsel (the "Amendment"), whereby, in addition to other terms and conditions, the Relevant Covenants shall be modified as more particularly described below, (b) delivery by the current holders of the Permitted Subordinated Debt of a written waiver of the default arising under the Permitted Subordinated Debt as a result of the failure of the Borrower to meet the Relevant Covenants and as a result of Covenant Default under the Loan Agreement, and (c) the payment by Borrower to Bank of a fee in the amount of$15,000.00. The agreement of the Bank to waive the Defaults does not imply an agreement or requirement on the part of the Bank to waive or release any other default.

The Bank and Borrower have agreed that the Relevant Covenants shall be modified as follows: (i) for purposes of determining compliance with the Relevant Covenants as at fiscal quarter ending March 31, 2007, EBITDA shall be determined based upon annualized results of operations for such fiscal quarter (fixed charges shall be determined on the basis of actual results of operations for the four (4) fiscal quarter period then ending); (ii) for purposes of determining compliance with the Relevant Covenants as at the fiscal quarter ending June 30, 2007, EBITDA shall be determined based upon annualized results of operations for such fiscal quarter and for the fiscal quarter ending March 31, 2007 (fixed charges shall be determined on the basis of actual results of operations for the four (4) fiscal quarter period then ending); (iii) for purposes of determining compliance with the Relevant Covenants as at the fiscal quarter ending September 30, 2007, EBITDA shall be determined based upon annualized results of operations for such fiscal quarter and for the fiscal quarters ending March 31, 2007 and June 30, 2007, (iv) for the fiscal quarter ending December 31, 2007 and for each fiscal quarter thereafter, for purposes of determining compliance with the Relevant Covenants as at each such fiscal quarter-end, EBITDA and fixed charges shall be determined based upon actual results of operations for the four (4) fiscal quarter period then ending; (v) for each of the fiscal quarters of the Borrower, beginning with the fiscal quarter ending March, 31, 2007, the ratio of Funded Debt to EBITDA for purposes of Section III C. of Schedule B of the Loan Agreement shall not exceed 3.0: 1; (vi) for the fiscal quarters ending March 31, 2007 and June 30, 2007, the Fixed Charge Coverage Ratio shall be a Minimum of 1.10:1 (and shall revert to 1.20:1 as of the fiscal quarter ending September 30,2007); and (vii) the minimum Tangible Capital Base as of March 31,2007 shall not be less than eighty percent (80%) of the Borrower's tangible net worth as of December 31, 2006 and shall increase on a cumulative basis as of the end of each fiscal quarter thereafter by an amount equal to fifty percent (50%) of the Net Profits for such fiscal quarter.

The Amendment will also include a revised formula availability mechanism whereby the maximum amount available under the Revolving Line of Credit shall be the lesser of (i) $5,000,000, or (ii) 70% of Acceptable Accounts (to be defined in the Amendment), reported monthly plus 50% of cost in excess of billings (capped at $1,000,000), reported monthly, less an availability reserve of $250,000. Also, the Amendment will include an increase of 25 basis points (0.25%) in the Revolving Line of Credit Loan and Term Loan pricing.

Brandpartners Group, Inc.
March 22, 2007

Other than such rights as Bank has specifically agreed to be waived hereunder, the Bank reserves all rights available to it under the Loan Agreement and under any and all of the Loan Documents.

Borrower and Guarantor have indicated their acceptance of the terms of this letter and the waivers hereunder by the Borrower's and Guarantor's execution of a duplicate original hereof where indicated.

Sincerely,

TD Banknorth, N.A.

By: /s/ John Mercier

John Mercier, Senior Vice President

Brandpartners Group, Inc.
March 22, 2007

Acknowledged and agreed this ____ day of March 2007.

Brandpartners Group, Inc.

By:

James Brooks, President & CEO Duly Authorized

Brandpartners Retail, Inc.

By:

James Brooks, President & CEO Duly Authorized

Grafico Incorporated

By:

James Brooks, President & CEO Duly Authorized